Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual and Fourth Quarter 2024 Operating Results
SAN FRANCISCO, February 20, 2025 — The Federal Home Loan Bank of San Francisco (Bank) today announced its unaudited annual and fourth quarter 2024 operating results.
•Net income for the full year of 2024 totaled $402 million.
•Net income for the fourth quarter of 2024 was $90 million.
•In 2024, the Bank allocated $93 million to its Affordable Housing Program (AHP) and voluntary housing and community development initiatives.
“The Federal Home Loan Bank of San Francisco continues to be a vital force for economic growth and stability across our three-state region, providing steadfast support to our members and communities in all market conditions,” said Joseph E. Amato, interim president and chief executive officer of the Bank. “Throughout 2024, we delivered on-demand, low-cost liquidity to our members, empowering them to strengthen local economies and support community lending. Our collaboration with members to drive impactful affordable housing and economic development projects through our grant programs reflects our unwavering commitment to addressing housing affordability and enhancing the financial well-being of the communities we serve. Furthermore, our Bank responds to the urgent needs of our communities including those created by natural disasters. We recently committed $2 million to aid wildfire recovery efforts in Southern California, comprised of $1.4 million in matching funds from member financial institutions for local relief organizations, and $600 thousand in donations for nonprofit organizations to bolster both immediate and long-term disaster response efforts. Together with our members, we will ensure our communities have the resources needed to recover from these devastating wildfires.”
Financial Results
Net income for 2024 was $402 million, a decrease of $137 million compared with 2023. The decrease was primarily attributable to a decrease in net interest income of $219 million and an increase in other expense of $19 million, partially offset by an increase in other income of $86 million.
–The $219 million decrease in net interest income was attributable to lower average balances of advances and short-term investments and higher costs of interest-bearing liabilities. The decrease was also attributable to $106 million of higher net advance prepayment fees in the prior year. These decreases to net interest income were partially offset by lower average balances of consolidated obligation bonds and discount notes, an increase in the average balances of available-for-sale securities, and higher yields on interest-earning assets.
–The $86 million increase in other income was primarily driven by $33 million in net realized losses recognized in the prior year from derivatives economically hedging prepaid advances, along with $30 million of other income recognized in 2024 in connection with the termination of a long-term funding arrangement entered into with a member borrower in 2017.
–The $19 million increase in other expense was attributable to a $25 million increase in the Bank's charitable, "mission-oriented" contributions in the current year, mainly to fund downpayment assistance grants to middle-income homebuyers (delivered by participating member financial institutions).
For the fourth quarter of 2024, net income was $90 million, a decrease of $30 million compared to the same period during the prior year. This decrease was primarily attributable to a decrease in net interest income of $14 million, mainly driven by lower average balances of advances and short-term investments. The decrease in net income was also attributable to an $8 million increase in the Bank's charitable, "mission-oriented" contributions relative to the prior-year period, mainly to fund the Access to Housing and Economic Assistance for Development (AHEAD)

Program. Additionally, the provision for credit losses increased by $8 million which was largely attributable to decreases in the fair values and the present value of expected cash flows of certain private-label residential mortgage-backed securities.
Balance Sheet and Capital
At December 31, 2024, total assets were $81.7 billion, a decrease of $11.1 billion from $92.8 billion at December 31, 2023. This decline was primarily driven by a reduction in advances of $15.7 billion, from $61.3 billion at December 31, 2023, to $45.6 billion at December 31, 2024. Advances declined primarily due to maturities of advances acquired by nonmembers in connection with certain Bank member acquisitions. Investments at December 31, 2024, were $35.0 billion, a net increase of $4.7 billion from $30.3 billion at December 31, 2023, attributable to net purchases of $2.7 billion in short-term investments and $2.0 billion in U.S. Treasury securities.
As of December 31, 2024, the Bank exceeded all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 8.9% at December 31, 2024. The increase in the regulatory capital ratio from 8.0% at December 31, 2023 mainly resulted from the decrease in total assets during 2024. The Bank also exceeded its risk-based capital requirement of $1.1 billion with $7.3 billion in permanent capital. Total retained earnings increased to $4.5 billion at December 31, 2024, from $4.3 billion at December 31, 2023.
On February 19, 2025, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the fourth quarter of 2024 at an annualized rate of 8.75%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend rate that is equal to or greater than the current market rate for highly rated investments and that is sustainable under current and projected earnings while maintaining appropriate levels of capital. The quarterly dividend will total $63 million, and the Bank expects to pay the dividend on March 11, 2025.
Affordable Housing Program and Voluntary Housing and Community Commitments
The Bank's community programs and targeted initiatives address the unique affordable housing and economic development needs of communities across its district of Arizona, California, and Nevada. The AHP is an annual statutory grant program that supports the creation, preservation, or purchase of affordable housing and is funded with 10% of the Bank’s previous year’s net income. Since its inception in 1990, the Bank awarded over $1.35 billion in grants to aid the purchase, development, or rehabilitation of over 154,600 affordable homes in the regions the Bank’s members serve.
In addition, early in 2024, the Bank’s board of directors approved plans to voluntarily allocate an additional 5% of its 2023 annual net earnings (income before interest expense related to dividends paid on mandatorily redeemable capital stock and the assessment for the AHP) to fund affordable housing and economic development initiatives.
To meet these commitments, the Bank recorded a total allocation of $93 million in 2024, an increase of $14 million compared to 2023. The $93 million allocation included $52 million related to the statutory AHP program and $41 million related to voluntary housing and economic development initiatives. The Bank's voluntary contributions were disbursed through multiple initiatives during 2024, including, but not limited to:
–$20 million in downpayment assistance grants delivered by Bank members to over 400 homebuyers,
–$7 million awarded to 84 organizations across Arizona, California, and Nevada through the AHEAD Program,
–$2 million benefiting Native American communities for essential infrastructure and affordable housing development, and

–$1 million delivered through a targeted matching grant program distributed across 45 grants for local housing counseling agencies to expand homeownership opportunities for low- to moderate-income prospective homebuyers.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec 31, 2024	Dec 31, 2023
Total Assets	$81,735	$92,828
Advances	45,637	61,335
Mortgage Loans Held for Portfolio, Net	693	754
Investments, Net[1]	34,961	30,294
Consolidated Obligations:
Bonds	58,174	64,297
Discount Notes	14,378	19,187
Mandatorily Redeemable Capital Stock	331	706
Capital Stock – Class B – Putable	2,458	2,450
Retained Earnings	4,483	4,290
Accumulated Other Comprehensive Income/(Loss)	63	(72)
Total Capital	7,004	6,668

Selected Other Data at Period End	Dec 31, 2024	Dec 31, 2023
Regulatory Capital Ratio[2]	8.90%	8.02%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net Interest Income	$148	$162	$580	$799
Provision for/(Reversal of) Credit Losses	5	(3)	—	4
Other Income/(Loss)	15	22	93	7
Other Expense	57	52	219	200
Affordable Housing Program Assessment	11	15	52	63
Net Income/(Loss)	$90	$120	$402	$539

	Three Months Ended		Twelve Months Ended
Selected Other Data for the Period	Dec 31, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Net Interest Margin[3]	0.72%	0.72%	0.69%	0.71%
Return on Average Assets	0.43	0.52	0.47	0.47
Return on Average Equity	5.15	7.29	5.89	7.60
Annualized Dividend Rate[4]	8.75	8.25	8.75	7.49
Average Equity to Average Assets Ratio	8.36	7.15	8.02	6.23

1.    Investments consist of federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2024, and 2023, was $7.3 billion and $7.4 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividends are declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Report on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, hedge accounting of derivatives and underlying financial instruments, along with related fair values; future operating results; the withdrawal of one or more large members; high inflation and interest rates that may adversely affect our members and their customers; and our ability to pay a quarterly dividend rate that is equal to or greater than similar current rates for highly rated investments. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Tom Flannigan, (415) 616-2695
flannigt@fhlbsf.com